Exhibit 10.1

Second Amendment to Amended and Restated Credit Agreement
This Second Amendment to Amended and Restated Credit Agreement (herein, the “Amendment”) is entered into as of March __, 2012 (the “First Amendment Effective Date”), among GFA Brands, Inc., a Delaware corporation (“GFA”), Glutino USA, Inc., a Delaware corporation (“Glutino,” and together with GFA, each a “Borrower” and collectively, the “Borrowers”), Smart Balance, Inc., a Delaware corporation (the “Parent”), as a Guarantor, SB Glutino, L.P., a Delaware limited partnership (“SB Glutino”), as a Guarantor, the direct and indirect Subsidiaries of the Borrower from time to time party to the Credit Agreement (hereafter defined), as Guarantors (together with the Parent and SB Glutino, the “Guarantors”), the several financial institutions from time to time party to this Agreement, as Lenders (the “Lenders”), and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent (the “Administrative Agent”).
Preliminary Statements
A.    The Borrowers, the Parent, SB Glutino, the other Guarantors, the Lenders and the Administrative Agent are currently party to that certain Amended and Restated Credit Agreement dated as of March 31, 2011 (such Amended and Restated Credit Agreement, as the same has been amended prior to the date hereof, being referred to herein as the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.    The Borrowers have requested that the Lenders make a certain amendment to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendment.
1.1.    Subject to the satisfaction (or waiver by the Administrative Agent) of the conditions precedent set forth in Section 2 below, the defined term “Excess Cash Flow” set forth in Section 5.1 of the Credit Agreement is hereby amended in its entirety and as so amended shall be restated to read as follows:
“Excess Cash Flow” means, with respect to any period (without duplication), the amount (if any) by which (a) EBITDA (but determined for such purposes without giving effect to any extraordinary gains or losses or pro forma results from Acquisitions for the period prior to the consummation thereof) during such period exceeds (b) the sum of (i) Interest Expense payable in cash during such period, plus (ii) federal, state and local income and franchise taxes payable in cash during such period, plus (iii) the aggregate amount of payments required to be made, and actually made, by the Parent, the Borrower and its Subsidiaries during such period in respect of all principal on all Indebtedness of Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made under the Revolving Credit and excluding prepayments of the Term Loans made under Section 1.9 hereof), plus (iv) the aggregate amount of Capital Expenditures made by the Parent, the Borrower and its Subsidiaries during such period to the extent permitted by this Agreement and not financed with proceeds of Indebtedness for Borrowed Money (but excluding credit extended under the Revolving Credit), plus (v) any increases in non‑debt, non‑cash working capital of the Parent, the Borrower and its Subsidiaries for such period, plus (vi) cash expenses incurred in connection with the termination of hedging agreements of any Glutino Subsidiary, plus (vii) long-term incentive compensation for employees of any Glutino Subsidiary, plus (viii) costs and expenses incurred by any Glutino Subsidiary prior to the date of the Glutino Acquisition, which shall not be incurred after the consummation of the Glutino Acquisition (e.g., management fees) to the extent included in Net Income, plus (ix) integration expenses (including severance, relocation, plant consolidation and related items) arising from the Glutino Acquisition in an aggregate amount not to exceed $2,000,000; provided, however, such integration expenses must be incurred and paid prior to the third anniversary of the consummation of the Glutino Acquisition, plus (x) transaction expenses and charges paid by the Parent or any Subsidiary directly relating to the Glutino Acquisition in an aggregate amount not to exceed $5,000,000 minus (xi) any decreases in non‑debt, non‑cash working capital of the Parent, the Borrower and its Subsidiaries for such period.

Section 2.	Conditions Precedent.
2.1.    The effectiveness of this Amendment is subject to the satisfaction (or waiver by the Administrative Agent) of all of the following conditions precedent:
(a)    GFA, Glutino, the Guarantors, the Required Lenders, and the Administrative Agent shall have executed and delivered this Amendment; and
(b)    the Administrative Agent shall have received for the account of the Lenders copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment and such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent or its counsel may reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent.

Section 3.	Representations.
In order to induce the Lenders to execute and deliver this Amendment:
3.1.    Each of GFA and Glutino hereby represents to the Lenders that as of the date hereof this Amendment has been duly authorized, executed and delivered thereby.
3.2.    Each of GFA and Glutino hereby represents to the Lenders that as of the date hereof (i) no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment and (b) the representations and warranties set forth in Section 6 of the Credit

Agreement are true and correct (except that the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements delivered to the Administrative Agent pursuant thereto) in all material respects and that any other representations and warranties which relate to a specific date are true and correct as of such date.

Section 4.	Miscellaneous.
4.1.    Notwithstanding anything in the Credit Agreement (including, without limitation, Section 11.12 thereof) to the contrary, by the execution and delivery of this Amendment, the Lenders hereby authorize the Administrative Agent to take such action (and execute and deliver such documents, including amendments to the Collateral Documents) on the Lenders' behalf as the Administrative Agent determines is reasonably necessary or appropriate, in its sole discretion, to carry out its obligations under Section 2 above.
4.2.    Each of GFA and Glutino heretofore executed and delivered to the Administrative Agent the Security Agreement and certain other Collateral Documents. Each of GFA and Glutino hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Administrative Agent thereunder, the obligations of each of GFA and Glutino thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.
4.3.    Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
4.4.    Each of GFA and Glutino agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.
4.5.    This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by the internal laws of the State of Illinois.
[Signature Page to Follow.]
This Second Amendment to Amended and Restated Credit Agreement is entered into as of the date and year first above written.
“Borrowers”

GFA Brands, Inc.

By	/s/ Christine Sacco
Name:    Christine Sacco
Title:    Chief Financial Officer, Treasurer
Glutino USA, Inc.
By /s/ Christine Sacco
Name:    Christine Sacco
Title:    Vice President and Assistant Secretary
“Guarantors”
Smart Balance, Inc.

By	/s/ Norman J. Matar
Name:    Norman J. Matar
Title:    EVP, General Counsel
SB Glutino, L.P.

By	/s/ Christine Sacco
Name:    Christine Sacco
Title:    Chief Financial Officer
Accepted and agreed to.
“Administrative Agent and L/C Issuer”
Bank of Montreal, as L/C Issuer and as Administrative Agent

By	/s/ Philip Langheim
Name    Philip Langheim
Title    Managing Director
“Lenders”
Bank of Montreal

By	/s/ Philip Langheim
Name Philip Langheim
Title    Managing Director
General Electric Capital Corporation, as a Lender

By:	/s/ Jun Young
Name:    Jun Young
Title: Duly Authorized Signatory
GE Capital Financial Inc., as a Lender

By:	/s/ (illegible)
Name:    (illegible)
Title: Duly Authorized Signatory
Union Bank, N.A.

By	/s/ Pierre Bury
Name    Pierre Bury
Title    VP
Siemens Financial Services, inc.

By	/s/ (illegible)
Name    (illegible)
Title    (illegible)

By	/s/ Paul Ramseur
Name    Paul Ramseur
Title    Vice President/Head of Risk Mgt.
Fifth Third Bank

By	/s/ Marc Crady
Name    Marc Crady
Title    Vice President
KeyBank National Association

By	/s/ Thomas A. Crandell
Name    Thomas A. Crandell

Title    Senior Vice President
ING Capital LLC

By	/s/ Daniel W. Lamprecht
Name    Daniel W. Lamprecht
Title    Managing Director